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Exhibit 99.1  Press Release

PRESS RELEASE

April 29,1999                 For further information contact:
                              David M. Bradley
                              President and Chief Executive Officer
                              North Central Bancshares, Inc.
                              825 Central Avenue
                              Fort Dodge, Iowa 50501
                              515-576-7531

           NORTH CENTRAL BANCSHARES, INC. COMPLETES STOCK REPURCHASE

Fort Dodge, Iowa - North Central Bancshares, Inc. (Nasdaq: "FFFD") announced that it has completed a 5.07% stock repurchase program on April 29, 1999. The Company said it repurchased 150,000 shares of its outstanding common stock, par value $.01 per share, at the aggregate cost of $2,640,000, in open market transactions. The repurchase program began on April 22, 1999. Upon settlement of the last transaction on or about May 4, 1999, there will be 2,807,242 shares of North Central Bancshares, Inc. common stock outstanding.

North Central Bancshares, Inc., with over $334 million in assets, is the holding company for First Federal Savings Bank of Iowa, a federally chartered stock savings bank. First Federal is a community-oriented institution serving Iowa through 7 full service locations in Fort Dodge, Nevada, Ames, Burlington and Mt. Pleasant, Iowa. First Federal's deposits are insured by the Federal Deposit Insurance Corporation.